INSTRUCTIONS AS TO USE OF SUBSCRIPTION CERTIFICATES

FNBH BANCORP, INC.

PLEASE CONSULT AMERICAN STOCK TRANSFER & TRUST, LLC OR

YOUR BANK, BROKER OR OTHER NOMINEE AS TO ANY QUESTIONS.

The following instructions relate to the rights offering (the “Rights Offering”) by FNBH Bancorp, Inc., a Michigan corporation (the “Company”), to the holders of its common stock (“Common Stock”), as described in the Company’s accompanying prospectus, dated [●] (the “Prospectus”). Holders of the Company's Common Stock as of 5:00 p.m., Eastern time on January 8, 2014 (the “Record Date”), are receiving one nontransferable subscription right (“Right”) for each share of Common Stock held by them at the Record Date. Each Right will entitle the holder to purchase 6 shares of Common Stock (the “Basic Subscription Privilege”). The subscription price (the “Subscription Price”) is $0.70 per share. In the Rights Offering, the Company is offering up to 2,300,000 shares of Common Stock.

In addition, each holder of Rights who exercises his or her Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same price of $0.70 per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Privileges (the “Excess Shares”), subject to allotment and subject to the discretion of the Company to accept or reject subscriptions pursuant to these Over-Subscription Privileges, as described in the Prospectus.

Each holder of Rights may only exercise his or her Over-Subscription Privilege if he or she exercised his or her Basic Subscription Privilege in full. Assuming the Rights Offering is not terminated (which the Company reserves the right to do at any time and for any reason), the Company will first fulfill all subscriptions received pursuant to the proper exercise of the Basic Subscription Privileges. Then, the Company will decide whether to sell any shares pursuant to the exercise of Over-Subscription Privileges and, if so, the total number of shares to sell pursuant to the exercise of Over-Subscription Privileges. For example, the Company may decide to sell some shares pursuant to the exercise of Over-Subscription Privileges, but not the maximum 2,300,000 shares being registered for sale. The shares to be sold, if any, pursuant to the exercise of Over-Subscription Privileges are referred to as the "Excess Shares." If there are not sufficient Excess Shares to honor each holder's Over-Subscription Privilege in full, the Company will allocate the Excess Shares among shareholders who exercised their Over-Subscription Privileges by multiplying the number of shares requested by each shareholder through the exercise of their Over-Subscription Privilege by a fraction, equal to the number of Excess Shares, divided by the total number of shares requested by all shareholders through the exercise of their Over-Subscription Privileges. However, the Company will not issue fractional shares through the exercise of Over-Subscription Privileges. Any fractional shares resulting from the allotment described in this paragraph will be rounded down to the nearest whole share.

In order to properly exercise your Over-Subscription Privilege, you must deliver payment in full for all shares for which you have subscribed (including those subscribed pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege) at the time you deliver your completed Subscription Certificate.

You may not subscribe to purchase more than 500,000 shares in this Rights Offering, for a total investment of $350,000. In addition, if you participate in this Rights Offering, you will be required to represent as part of your subscription documents that your acquisition of the additional shares for which you have subscribed to purchase will not cause your beneficial ownership of the outstanding voting stock of the Company to exceed 4.99%.

The Rights will expire at 5:00 p.m., Eastern time on [●], unless extended by the Company as described in the Prospectus (the “Expiration Time”).

The number of Rights to which a holder is entitled is printed on the face of that holder’s Subscription Certificate representing such Rights (each, a “Subscription Certificate”). You should indicate your wishes with regard to the exercise of your Rights by completing the Subscription Certificate and returning it to American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) in one of the envelopes provided.

YOUR SUBSCRIPTION CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME WILL EXPIRE.

1.	Exercise of Rights.

To exercise the Rights, deliver your properly completed and executed Subscription Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for, prior to the Expiration Time.

For record holders, payment of the Subscription Price must be made for the full number of shares of Common Stock being subscribed for by check or cashier’s check drawn upon a U.S. bank, payable to American Stock Transfer & Trust Company, LLC. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check or wire transfer of funds. Please note, however, that all exercises of the Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of the Rights. A holder should thus not exercise the Rights unless certain that it wishes to purchase shares of Common Stock at the Subscription Price of $0.70 per share.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Subscription Agent.

The Subscription Certificate and payment of the Subscription Price must be delivered by mail or by overnight courier to the Subscription Agent at the following address:

If Delivering By Hand, Express Mail,

Courier, or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

(718) 921-8317

(877) 248-6417

If Delivering By Mail

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, NY 10272-2042

(718) 921-8317

(877) 248-6417

2.	Termination of the Rights Offering.

The Company has the right to cancel or amend the Rights Offering for any reason prior to the Expiration Time.

3.	Delivery of Shares of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Subscription Certificate unless you provide instructions to the contrary in your Subscription Certificate.

(a) Common Stock. As soon as practicable after the closing of the Rights Offering, the Subscription Agent will deliver to each holder validly exercising Rights the shares of Common Stock purchased pursuant to such exercise, subject to the terms and conditions of the Rights Offering, as described in the Prospectus.

(b) Return of Excess Payments. As soon as practicable after the Expiration Time, the Subscription Agent will promptly deliver to each Rights holder any excess funds, without interest or deduction, received in payment of the Subscription Price.

4.	No Sale or Transfer of Rights.

The Rights granted to you are nontransferable and, therefore, you may not sell, transfer, or assign your Rights to anyone.

5.	Delivery of New Subscription Certificate.

If your Subscription Certificate is lost or destroyed, you may contact the Subscription Agent about a replacement. However, as a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive new Subscription Certificate(s) in time to enable the Rights holder to complete an exercise by the Expiration Time. Neither the Company nor the Subscription Agent will be liable to any holder for any such delays.

6.	Execution.

(a) Execution by Registered Holder(s). The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. If the Subscription Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by a Person Other than Registered Holder. If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the Company dispenses with proof of authority, in its sole and absolute discretion.

7.	Method of Delivery.

The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery prior to the Expiration Time.

8.	Questions.

If you have any questions or need assistance concerning the procedure for exercising your Rights, including the procedure if you have lost your Subscription Certificate, please contact AST Phoenix Advisors, which is acting as our information agent, at (866) 796-1285.

In the event that there is a conflict between these instructions and the Prospectus, the Prospectus controls.